CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2022 (unaudited), 2021, and 2020

(expressed in US dollars)

EXPLANATORY NOTE

The unaudited consolidated financial statements herein include the unaudited financial statements for Virginia Energy Resources Inc. (the "Company") as at December 31, 2022 and for the year ended December 31, 2022 and audited financial statements as at December 31, 2021, and for the years ended December 31, 2021, and 2020. On January 24, 2023, the Company was acquired by Consolidated Uranium Inc. (TSXV: CUR; OTCQB: CURUF) and audited financial statements as at December 31, 2022 and for the year ended December 31, 2022 were not required to be publicly filed by the Company with any securities regulatory authorities in Canada or the United States.

INDEPENDENT AUDITORS' REPORT

TO THE DIRECTORS OF VIRGINIA ENERGY RESOURCES INC.

Opinion

We have audited the consolidated financial statements of Virginia Energy Resources Inc. (the "Company"), which comprise:

♦ the consolidated statements of financial position as at December 31, 2021 and 2020;

♦ the consolidated statements of loss and comprehensive loss for the years ended December 31, 2021 and 2020;

♦ the consolidated statements of changes in shareholders' equity for the years ended December 31, 2021 and 2020;

♦ the consolidated statements of cash flows for the years ended December 31, 2021 and 2020; and

♦ the notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2021 and 2020, and its consolidated financial performance and its consolidated cash flows for the years ended December 31, 2021 and 2020 in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audits in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our opinion.

Material Uncertainty Related to Going Concern

We draw attention to Note 1 in the consolidated financial statements, which indicates that the Company incurred a net loss of $280,353 during the year ended December 31, 2021 and, as of that date, the Company had an accumulated deficit of $48,101,747. As stated in Note 1, these events or conditions, along with other matters as set forth in Note 1, indicate that a material uncertainty exists that may cast significant doubt on the Company's ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Emphasis of Matter - US generally accepted accounting principles information

IFRS as issued by the International Accounting Standards Board vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 14 in the consolidated financial statements.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company's financial reporting process.

Auditors' Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements. As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

♦ Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

♦ Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.

♦ Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

♦ Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors' report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors' report. However, future events or conditions may cause the Company to cease to continue as a going concern.

♦ Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

♦ Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditors' report is Sukhjit Gill.

Chartered Professional Accountants

Vancouver, British Columbia

March 29, 2022

VIRGINIA ENERGY RESOURCES INC.
Consolidated Statements of Financial Position
(expressed in US dollars)

		As at December 31,
		(Unaudited)
	Note	2022	2021

Assets
Current
Cash		$534,000	$303,388
Commodity taxes receivable		8,238	247
Other assets		6,471	5,426
		548,709	309,061
Exploration and evaluation assets	5	4,253,300	3,753,300

Total assets		$4,802,009	$4,062,361

Liabilities
Current
Accounts payable and accrued liabilities	10	$222,173	$27,543

Non-current
Loans payable		2,000	2,000

Total liabilities		224,173	29,543

Shareholders' equity
Capital stock	6	53,156,349	51,670,918
Contributed surplus		173,249	463,647
Deficit		(48,751,762)	(48,101,747)
Total shareholders' equity		4,577,836	4,032,818

Total liabilities and shareholders' equity		$4,802,009	$4,062,361

Going concern (Note 1)

Subsequent event (Note 13)

The accompanying notes are an integral part of these unaudited consolidated financial statements

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VIRGINIA ENERGY RESOURCES INC.
Consolidated Statements of Loss and Comprehensive Loss
(expressed in US dollars)

	Note	For the years ended December 31,
		(Unaudited)
		2022	2021	2020

Expenses
Compensation and benefits	9	$58,068	$57,002	$56,800
Stock based compensation	6, 9	29,813	-	85,018
Public relations		820	819	964
Professional and legal fees		516,882	172,903	432,149
General and administrative		123,849	80,109	50,411
		(729,432)	(310,833)	(625,342)

Other income / (loss)
Interest income		680	-	30
Timber sales and other income		60,343	35,800	157,124
Foreign exchange gain (loss)		18,394	(5,320)	(1,811)
		79,417	30,480	155,343
Net loss and comprehensive loss for the year		(650,015)	(280,353)	(469,999)
Basic and diluted loss per share		$(0.01)	$(0.00)	(0.01)
Weighted average number of common shares outstanding		65,968,440	59,505,614	57,230,614

The accompanying notes are an integral part of these unaudited consolidated financial statements

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VIRGINIA ENERGY RESOURCES INC.
Consolidated Statements of Changes in Shareholders' Equity
(expressed in US dollars)

	Capital Stock		Contributed Surplus	Deficit	Total Shareholders' Equity
	Common Shares	Amount
Balance, December 31, 2019	57,230,614	$50,621,328	$390,797	$(47,351,395)	$3,660,730
Stock based compensation	-	-	85,018	-	85,018
Net loss for the year	-	-	-	(469,999)	(469,999)
Balance, December 31, 2020	57,230,614	50,621,328	475,815	(47,821,394)	3,275,749
Private placement	6,500,000	1,033,959	-	-	1,033,959
Share issue costs	-	(14,448)	-	-	(14,448)
Stock options exercised	175,000	30,079	(12,168)	-	17,911
Net loss for the year	-	-	-	(280,353)	(280,353)
Balance, December 31, 2021	63,905,614	51,670,918	463,647	(48,101,747)	4,032,818
Private placement (Unaudited)	2,000,000	735,677	-	-	735,677
Stock options exercised (Unaudited)	3,840,000	749,754	(320,211)	-	429,543
Stock based compensation (Unaudited)	-	-	29,813	-	29,813
Net loss for the year (Unaudited)	-	-	-	(650,015)	(650,015)
Balance, December 31, 2022 (Unaudited)	69,745,614	$53,156,349	$173,249	$(48,751,762)	$4,577,836

The accompanying notes are an integral part of these unaudited consolidated financial statements

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VIRGINIA ENERGY RESOURCES INC.
Consolidated Statements of Cash Flows
(expressed in US dollars)

	For the years ended December 31,
	(Unaudited)
	2022	2021	2020
Cash from operating activities
Net loss for the year	$(650,015)	$(280,353)	$(469,999)
Non-cash items:
Foreign exchange	(18,394)	5,343	1,811
Forgiveness of loan	-	-	(11,100)
Stock based compensation	29,813	-	85,018
Net changes in non-cash working capital items
Commodity taxes receivable	(7,991)	30	(137)
Other assets	(1,045)	854	(735)
Accounts payable and accrued liabilities	194,630	(505,507)	362,530
Cash used in operating activities	(453,002)	(779,633)	(32,612)

Cash used in investing activities
Exploration and evaluation assets	(500,000)	-	-
Cash used in investing activities	(500,000)	-	-

Cash from financing activities
Private Placement	735,677	1,033,959	-
Share issue costs	-	(14,448)	-
Stock options exercised	429,543	17,911	-
Loans payable	-	-	13,100
Cash generated by financing activities	1,165,220	1,037,422	13,100

Increase (decrease) in cash	212,218	257,789	(19,512)
Foreign exchange effects on cash	18,394	(5,343)	(1,811)
Cash, beginning of the year	303,388	50,942	72,265
Cash, end of the year	$534,000	$303,388	$50,942

The accompanying notes are an integral part of these unaudited consolidated financial statements

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VIRGINIA ENERGY RESOURCES INC. Notes to the Unaudited Consolidated Financial Statements For the years ended December 31, 2022, 2021 and 2020 (expressed in US dollars)

1. NATURE OF OPERATIONS AND GOING CONCERN

Virginia Energy Resources Inc. (the "Company" or "Virginia") is a resource company focused on the exploration and development of uranium deposits located in the southern part of the state of Virginia in the United States of America. Virginia was incorporated in the Yukon on August 31, 2007 and was continued to British Columbia under the British Columbia Corporations Act on May 21, 2009.  The head office of the Company is located at 650 - 1021 West Hastings Street, Vancouver, British Columbia, Canada, V6E 0C3.

These unaudited consolidated financial statements have been prepared on a going concern basis, which contemplates that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business, rather than through a process of forced liquidation. The Company incurred a net loss of $650,015 for the year ended December 31, 2022 (2021 ‐ $280,353; 2020 - $469,999) and had an accumulated deficit of $48,751,762 as at December 31, 2022 (2021 - $48,101,747). The Company's ability to continue as a going concern is dependent upon the ability of the Company to raise additional equity financing to meet general working capital requirements and ultimately to sell or to complete the exploration and development of its uranium deposits and the attainment of profitable operations, which may require a change to Virginia state law. The Company will be required to raise additional financing in order to complete these objectives. Although the Company has been successful in raising funds to date, there can be no assurance that adequate or sufficient funding will be available in the future, or under terms acceptable to the Company.

In addition, the Company's actual results could differ materially from those anticipated due to the potential failure to lift the moratorium on uranium mining in the State of Virginia. The Company has been engaged in a lawsuit against the Commonwealth of Virginia to overturn the state's moratorium on uranium mining in Virginia, the site of all of the Company's properties. Unfortunately, on July 30, 2020 the Circuit Court of Wise County, Virginia issued a ruling against Virginia Energy's subsidiary, Virginia Uranium Inc. in its takings claim against the Commonwealth of Virginia. On November 16, 2020, the Company filed a Petition for Appeal with the Virginia Supreme Court requesting the Court to grant its appeal and revise the Circuit Court's judgment and remand the matter for further proceedings. On September 30, 2021 the Company received notice that the Virginia Supreme Court had denied the Petition for Appeal.

These matters indicate the existence of material uncertainties that may cast significant doubt on the Company's ability to continue as a going concern. The Company's discretionary activities have considerable scope for flexibility in terms of the amount and timing of expenditures, which may be adjusted accordingly. These unaudited consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. If the going concern assumptions were not appropriate for these unaudited consolidated financial statements then adjustments would be necessary to the carrying value of assets and liabilities, the reported expenses, and the statement of financial position classifications used. Such adjustments could be material.

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VIRGINIA ENERGY RESOURCES INC. Notes to the Unaudited Consolidated Financial Statements For the years ended December 31, 2022, 2021 and 2020 (expressed in US dollars)

2. BASIS OF PRESENTATION

Statement of compliance

The unaudited consolidated financial statements have been prepared in accordance with International Financial Reporting Standard ("IFRS"), as issued by the International Accounting Standards Board ("IASB"), are consistent with interpretations by the International Financial Reporting Interpretations Committee ("IFRIC") and are reported in US dollars.

These unaudited consolidated financial statements were finalized for issuance on January 18, 2023.

Basis of measurement

These unaudited consolidated financial statements have been prepared on an historical cost basis with the exception of certain financial instruments that are measured at fair value. In addition, these unaudited consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information.

Basis of consolidation

These unaudited consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, listed below.

Subsidiaries are those entities which the Company controls by having the power to govern the financial and operating policies. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Company controls another entity. Subsidiaries are fully consolidated from the date on which control is obtained by the Company and are de-consolidated from the date that control ceases.  All significant intercompany balances and transactions have been eliminated.

Name of Subsidiary	Nature of Operations	Place of Incorporation
Virginia Uranium Inc. ("VirginiaCo")	Exploration and development of uranium deposits	Virginia, USA
Southside Cattle Company LLC ("Southside")	Holding Company	Virginia, USA

Functional and presentation currency

The unaudited consolidated financial statements are presented in US dollars, which is the functional currency of the Company and its subsidiaries.

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VIRGINIA ENERGY RESOURCES INC. Notes to the Unaudited Consolidated Financial Statements For the years ended December 31, 2022, 2021 and 2020 (expressed in US dollars)

2. BASIS OF PRESENTATION (continued)

Use of estimates and judgments

The preparation of these unaudited consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and contingent liabilities at the date of the unaudited consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

Estimates and assumptions are continually evaluated and are based on management's experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. However, actual outcomes can differ from these estimates, which, by their nature, are uncertain.  The impacts of such estimates and judgments are pervasive throughout the unaudited consolidated financial statements, and may require accounting adjustments based on future occurrences. Revisions to accounting estimates, or changes to judgments, are recognized in the period in which the estimate is revised and may affect both the period of revision and future periods.

Significant assumptions that management has made about current unknowns, the future, and other sources of estimated uncertainty, could result in a material adjustment to the carrying amounts of assets and liabilities in the event that actual results differ from assumptions made.  Such significant assumptions include, but are not limited to, the following areas:

Critical accounting estimates

Critical accounting estimates are estimates and assumptions made by management that may result in a material adjustment to the carrying amounts of assets and liabilities within the next financial year and include, but are not limited to, the following:

• Recoverable value of interests in exploration and evaluation assets - The carrying value of exploration and evaluation assets and the likelihood of future economic recoverability of these carrying values is subject to significant management estimates. The application of the Company's accounting policy for and determination of recoverability of capitalized assets is based on assumptions about future events or circumstances. New information may change estimates and assumptions made. If information becomes available indicating that recovery of expenditures are unlikely, the amounts capitalized are impaired and recognized as a loss in the period that the new information becomes available. A change in estimate could result in the carrying amount of capitalized assets being materially different from their presented carrying costs.

• Recognition of income tax assets - In assessing the probability of realizing income tax assets, management makes estimates related to expectations of future taxable income, applicable tax opportunities, expected timing of reversals of existing temporary differences and the likelihood that tax positions taken will be sustained upon examination by applicable tax authorities.

• Stock based compensation - The fair value of stock based compensation is subject to the limitations of the Black-Scholes option pricing model that incorporates market data and involves uncertainty in estimates used by management in the assumptions. Because the Black-Scholes option pricing model requires the input of highly subjective assumptions, including the volatility of share prices, changes in the subjective input assumptions can materially affect the fair value estimate.

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VIRGINIA ENERGY RESOURCES INC. Notes to the Unaudited Consolidated Financial Statements For the years ended December 31, 2022, 2021 and 2020 (expressed in US dollars)

2. BASIS OF PRESENTATION (continued)

Use of estimates and judgments (continued)

Critical accounting judgments

Information about critical judgments in applying accounting policies that have the most significant effect on the amounts recognized in the unaudited consolidated financial statements are as follows:

• Carrying value and recoverability of exploration and evaluation assets - Assets or cash-generating units ("CGUs") are evaluated at each reporting date to determine whether there are any indications of impairment. The Company considers both internal and external sources of information when making the assessment of whether there are indications of impairment for the Company's exploration and evaluation assets.

• The going concern assumption - The assessment of the Company's ability to continue as a going concern and to raise sufficient funds to pay its ongoing operating expenditures, meet its liabilities for the ensuing year, and to fund planned and contractual exploration programs, involves significant judgment based on historical experience and other factors, including expectation of future events that are believed to be reasonable under the circumstances.

• Determination of functional currency - The determination of the functional currency for the Company and its subsidiaries is based on management's judgment of the underlying transactions, events and conditions relevant to each entity.

3. SIGNIFICANT ACCOUNTING POLICIES

Exploration and evaluation assets

The Company capitalizes the costs of acquiring licenses for the right to explore as exploration and evaluation assets. Subsequent to the acquisition, all direct and indirect costs related to the exploration and development of exploration and evaluation assets are expensed.

The exploration and evaluation assets remain capitalized until these assets are placed into production, disposed of through sale or determined to be without value should management determine there to be complete impairment. If an exploration and evaluation asset is abandoned, the acquisition costs capitalized will be written off to operations in the period of abandonment. If an exploration and evaluation asset is sold within the same CGU, the proceeds will be deducted from the capitalized costs.

At each reporting date, exploration and evaluation assets are reviewed on a property by property basis to consider if there is any indicator of impairment. If any indication of impairment exists, an estimate of the exploration and evaluation assets' recoverable amount is calculated.

The recoverable amount is determined as the higher of fair value less costs of disposal for the exploration and evaluation property interest and their value in use. The fair value less costs of disposal and the value in use are determined for an individual exploration and evaluation property interest, unless the exploration and evaluation property interest does not generate cash inflows that are largely independent of other exploration and evaluation property interests. If this is the case, the exploration and evaluation property interests are grouped together into CGUs for impairment purposes.

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VIRGINIA ENERGY RESOURCES INC. Notes to the Unaudited Consolidated Financial Statements For the years ended December 31, 2022, 2021 and 2020 (expressed in US dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (continued)

Exploration and evaluation assets (continued)

If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in profit or loss for the period.

Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but to an amount that does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in prior periods. A reversal of an impairment loss is recognized immediately in profit or loss.

Reclamation liabilities

Reclamation liabilities are legal obligations associated with the retirement of long-lived assets that the Company is required to settle. The Company recognizes a provision for these costs as the related disturbances occur, using the best estimate of future costs based on information available at the consolidated statement of financial position date, including an adjustment for risk when there is significant variability in possible outcomes. The Company discounts the provision using a current inflation adjusted pre-tax risk-free interest rate and includes the accretion of the discounted amount over time in finance costs in the consolidated statement of loss and comprehensive loss. The carrying amount of the related long-lived asset is increased by the same amount as the liability. At December 31, 2022 and 2021, the Company had not undertaken disturbances that would require recognition of a reclamation liability.

Capital stock

Capital stock issued for non-monetary consideration is valued at the pre-determined private placement price where applicable. The proceeds from the issuance of units are allocated between common shares and warrants based on the residual value method. Under this method, the proceeds are allocated first to capital stock based on the fair value of the common shares at the time the units are priced and any residual value is allocated to the warrants reserve, a component of contributed surplus. Consideration received for the exercise of warrants is recorded in capital stock and the related residual value is transferred from warrant reserve to capital stock. For unexercised warrants that expire, the recorded value is transferred to deficit.

Stock based compensation

The Company grants stock options and restricted share units (RSUs) to acquire common shares of the Company to directors, officers, employees and consultants. An individual is classified as an employee when the individual is an employee for legal or tax purposes or provides services similar to those performed by an employee. The fair value of stock options or RSUs granted to employees is measured on the date of grant, and is recognized over the vesting period as stock based compensation expense with a corresponding increase in reserves (contributed surplus). When stock options are exercised, share capital is increased by the sum of the consideration paid and the related portion of share-based compensation previously recorded in reserves. When RSUs vest, share capital is increased by the related portion of share-based compensation previously recorded in reserves. Upon expiry of stock options, the fair value of unexercised options is transferred to deficit.

Share-based compensation to non-employees is measured at the fair value of goods or services received or the fair value of the equity instruments issued, if it is determined the fair value of the goods or services cannot be reliably measured, and are recorded at the date the goods or services are received.

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VIRGINIA ENERGY RESOURCES INC. Notes to the Unaudited Consolidated Financial Statements For the years ended December 31, 2022, 2021 and 2020 (expressed in US dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock based compensation (continued)

The fair value of option awards is calculated using the Black-Scholes option pricing model, which considers the following factors: exercise price, expected life, expected volatility, forfeiture rate, current market price of underlying shares, risk-free interest rate and dividend yield.  The fair value of RSU awards is calculated using the current market price of the underlying shares, and the anticipated forfeiture rate.

Foreign currency translation

Transactions in foreign currencies are initially recorded in the functional currency at the rate in effect at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the spot rate of exchange in effect at the reporting date. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate as at the date of the initial transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. All exchange differences are recorded in foreign exchange gain or loss in the consolidated statement of loss and comprehensive loss.

Financial instruments

Financial assets

(a) Recognition and measurement of financial assets

The Company recognizes a financial asset when it becomes a party to the contractual provisions of the instrument.

(b) Classification of financial assets

The Company classifies financial assets at initial recognition as financial assets: measured at amortized cost, measured at fair value through other comprehensive income or measured at fair value through profit or loss.

Financial assets measured at amortized cost

A financial asset that meets both of the following conditions is classified as a financial asset measured at amortized cost.

• The Company's business model for the such financial assets, is to hold the assets in order to collect contractual cash flows.

• The contractual terms of the financial asset gives rise on specified dates to cash flows that are solely payments of principal and interest on the amount outstanding.

A financial asset measured at amortized cost is initially recognized at fair value plus transaction costs directly attributable to the asset. After initial recognition, the carrying amount of the financial asset measured at amortized cost is determined using the effective interest method, net of impairment loss, if necessary.

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VIRGINIA ENERGY RESOURCES INC. Notes to the Unaudited Consolidated Financial Statements For the years ended December 31, 2022, 2021 and 2020 (expressed in US dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial instruments (continued)

Financial assets (continued)

Financial assets measured at fair value through other comprehensive income ("FVTOCI")

A financial asset measured at fair value through other comprehensive income is recognized initially at fair value plus transaction cost directly attributable to the asset. After initial recognition, the asset is measured at fair value with changes in fair value in other comprehensive income.

Financial assets measured at fair value through profit or loss ("FVTPL")

A financial asset measured at fair value through profit or loss is recognized initially at fair value with any associated transaction costs being recognized in profit or loss when incurred. Subsequently, the financial asset is re-measured at fair value, and a gain or loss is recognized in profit or loss in the reporting period in which it arises.

(c) Derecognition of financial assets

The Company derecognizes a financial asset if the contractual rights to the cash flows from the asset expire, or the Company transfers substantially all the risks and rewards of ownership of the financial asset. Any interests in transferred financial assets that are created or retained by the Company are recognized as a separate asset or liability. Gains and losses on derecognition are generally recognized in the consolidated statement of income (loss). However, gains and losses on derecognition of financial assets classified as FVTOCI remain within accumulated other comprehensive income.

Financial liabilities

(a) Recognition and measurement of financial liabilities

The Company recognizes financial liabilities when it becomes a party to the contractual provisions of the instruments.

(b) Classification of financial liabilities

The Company classifies financial liabilities at initial recognition as financial liabilities: measured at amortized cost or measured at fair value through profit or loss.

Financial liabilities measured at amortized cost

A financial liability at amortized cost is initially measured at fair value less transaction cost directly attributable to the issuance of the financial liability. Subsequently, the financial liability is measured at amortized cost based on the effective interest rate method.

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VIRGINIA ENERGY RESOURCES INC. Notes to the Unaudited Consolidated Financial Statements For the years ended December 31, 2022, 2021 and 2020 (expressed in US dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial instruments (continued)

Financial liabilities (continued)

 Financial liabilities measured at fair value through profit or loss

A financial liability measured at fair value through profit or loss is initially measured at fair value with any associated transaction costs being recognized in profit or loss when incurred. Subsequently, the financial liability is re-measured at fair value, and a gain or loss is recognized in profit or loss in the reporting period in which it arises.

(c) Derecognition of financial liabilities

The Company derecognizes a financial liability when the financial liability is discharged, cancelled or expired. Generally, the difference between the carrying amount of the financial liability derecognized and the consideration paid and payable, including any non-cash assets transferred or liabilities assumed, is recognized in the consolidated statement of loss and comprehensive loss.

Offsetting financial assets and liabilities

Financial assets and liabilities are offset and the net amount is presented in the consolidated statement of financial position only when the Company has a legally enforceable right to set off the recognized amounts and intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Impairment of financial assets at amortized cost

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost. At each reporting date, the Company measures the loss allowance for the financial asset at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the Company measures the loss allowance for the financial asset at an amount equal to the twelve month expected credit losses. The Company shall recognize in the consolidated statement of loss, as an impairment gain or loss, the amount of expected credit losses (or reversal) that is required to adjust the loss allowance at the reporting date to the amount that is required to be recognized.

Fair value hierarchy

Fair value measurements of financial instruments are required to be classified using a fair value hierarchy that reflects the significance of inputs used in making the measurements. The levels of the fair value hierarchy are defined as follows:

Level 1 -  Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 - Inputs for assets or liabilities that are not based on observable market data.

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VIRGINIA ENERGY RESOURCES INC. Notes to the Unaudited Consolidated Financial Statements For the years ended December 31, 2022, 2021 and 2020 (expressed in US dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes

Income tax expense consisting of current and deferred tax expense is recognized in the consolidated statement of loss. Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year-end, adjusted for amendments to tax payable with regard to previous years.

Deferred tax assets and liabilities and the related deferred income tax expense or recovery are recognized for deferred tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment occurs.

A deferred tax asset is recognized to the extent that it is probable that future taxable income will be available against which the asset can be utilized. To the extent that the Company does not consider it probable that a deferred tax asset will be recovered, the deferred tax asset is not recognized. Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off tax assets against tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company intends to settle its tax assets and liabilities on a net basis.

Earnings (loss) per share

Basic earnings (loss) per share is calculated using the weighted average number of common shares outstanding during the year. The Company uses the treasury stock method for calculating diluted earnings (loss) per share. Under this method the dilutive effect on earnings per share is calculated on the use of the proceeds that could be obtained upon exercise of options, warrants and similar instruments. It assumes that the proceeds of such exercise would be used to purchase common shares at the average market price during the year. However, the calculation of diluted loss per share excludes the effects of various conversions and exercise of options and warrants that would be anti-dilutive. Shares held in escrow, other than where their release is subject to the passage of time, are not included in the calculation of the weighted average number of common shares outstanding.

Revenue

Revenue from the sale of timber is measured based on the rates negotiated with the customers, net of rebates and discounts if any. Revenue is recognized when control over a product transfers from the Company to the customer. As the customer is generally responsible for harvesting and shipping the timber, the timing of transfer of control is generally on the date of cutting of the timber.

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VIRGINIA ENERGY RESOURCES INC. Notes to the Unaudited Consolidated Financial Statements For the years ended December 31, 2022, 2021 and 2020 (expressed in US dollars)

4. NEWLY ADOPTED ACCOUNTING STANDARDS AND NEW ACCOUNTING STANDARDS AND INTERPRETATIONS NOT YET ADOPTED

The IASB has issued a number of amendments to standards and interpretations, some of which were not yet effective in 2022. Amendments not yet effective have not been applied in preparing these unaudited consolidated financial statements.  It is anticipated that these amendments will have no impact on the Company's financial statements when they are adopted in future years.

Accounting standards issued and effective in future periods

Several new standards, amendments to standards, and interpretations were not yet effective for the year ended December 31, 2022 and have not been applied in preparing these unaudited consolidated financial statements, including:

Classification of Liabilities as Current or Non-Current (Amendments to IAS 1)

The IASB has published amendments to IAS 1 which clarify the guidance on whether a liability should be classified as either current or non-current.  The amendments clarify that the classification of liabilities as current or non-current should only be based on rights that are in place "at the end of the reporting period."  In addition, updates clarify that classification is unaffected by expectations about whether an entity will exercise its right to defer settlement of a liability. Finally, the amendments make clear that settlement of a liability includes transfers to the counterparty of cash, equity instruments, other assets or services that result in extinguishment of the liability.  This amendment is effective for annual periods beginning on or after January 1, 2024, and is not expected to have a significant impact on Virginia's unaudited consolidated financial statements.

5. EXPLORATION AND EVALUATION ASSETS

Balance, December 31, 2021 and 2020	$3,753,300
Land lease payments	500,000
Balance, December 31, 2022	$4,253,300

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VIRGINIA ENERGY RESOURCES INC. Notes to the Unaudited Consolidated Financial Statements For the years ended December 31, 2022, 2021 and 2020 (expressed in US dollars)

5. EXPLORATION AND EVALUATION ASSETS (continued)

The Coles Mineral Lease and the Bowen Mineral Lease

On April 4, 2007, as amended on July 1, 2020 and on November 13, 2022, VirginiaCo entered into a deed of mineral lease with Bowen Minerals LLC (the "Bowen Lease") and a deed of mining lease with Coles Hill LLC (the "Coles Lease" and, collectively with the Bowen Lease, the "Leases"). Pursuant to the Leases, VirginiaCo was granted the sole and exclusive right to drill, quarry, mine, process, store, remove and sell all of the uranium and all other fissionable source materials located on or under the lands of the two adjoining properties. The Leases expire 38 years after receipt of certain approvals, or on November 30, 2090, whichever is earlier, unless otherwise terminated or extended as agreed between the parties.  In order to keep the lease in good standing, certain extension payments must be made to the lessors every five years if permits have not yet been received.  The first such extension payment was US$500,000 and was paid on or about November 30, 2022.  The next such extension payment will total US$500,000 on November 30, 2027, with subsequent payments of US$1,000,000 on November 30, 2032, and US$800,000 on November 30, 2037, each subject to adjustments for inflation.  The final extension payment of US$10,000,000 may be paid on November 30, 2042 to extend the permitting period to November 30, 2052.

As part of the Leases, VirginiaCo agreed to pay Coles Hill and Bowen Minerals, as applicable, an earned revenue royalty at a fixed percentage of the actual price per pound of uranium ("U3O8") received by VirginiaCo from arms length sales to third parties. VirginiaCo shall pay a revenue royalty of 3% for sales of U3O8 at a realized price per pound of less than $30, 4% for sales of U3O8 at a realized price per pound at or greater than $30, but less than $100, and 5% for sales of U3O8 at a realized price per pound at or greater than $100.

In addition, contingent consideration will become payable annually on each anniversary beginning April 4, 2026 (extended by five years in 2020). VirginiaCo has agreed to pay minimum annual rent in the amount of $250,000 to Bowen Minerals LLC under the terms of the Bowen Lease and $750,000 to Coles Hill LLC under the terms of the Coles Lease.

Pursuant to an option agreement (the "Coles Option Agreement") dated May 31, 2007, among VirginiaCo, Walter Coles, Sr., the chairman and director of the Company and Alice C. Coles (the "Coles"), VirginiaCo acquired an option (the "Coles Option") to purchase adjacent land that forms a portion of the Coles Hill Property, exercisable for a period commencing May 31, 2007 and ending on the earlier of the termination or expiration of the Coles Lease. On March 18, 2011, the Coles Option Agreement was amended and VirginiaCo acquired the land at a price of $857,084. The purchase price was determined according to the terms of the original agreement and was equal to the price paid by the Coles plus the interest paid on the loan obtained to purchase the land by the Coles.

The Burt Lands

Pursuant to the terms of a land acquisition agreement (the "Burt Acquisition Agreement") dated May 22, 2007 among Fred W. Burt and Shirley C. Burt (the "Burts") and VirginiaCo, VirginiaCo agreed to purchase land contiguous to the South Coles Hill Deposit (the "Burt Lands"), excluding any mineral rights on or under the Burt Lands (the "Reserved Minerals"). The Burt Lands form a portion of the Coles Hill Property. Upon execution of the Burt Acquisition Agreement, VirginiaCo issued 1,000,000 non-voting shares to Fred W. Burt as a deposit. These shares were cancelled pursuant to the Arrangement, and common shares of the Company were issued. As further consideration for the Burts Lands, VirginiaCo paid $3,000,000 upon closing.

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VIRGINIA ENERGY RESOURCES INC. Notes to the Unaudited Consolidated Financial Statements For the years ended December 31, 2022, 2021 and 2020 (expressed in US dollars)

5. EXPLORATION AND EVALUATION ASSETS (continued)

The Burt Lands (continued)

VirginiaCo also acquired an option to lease the underlying minerals (the "Burt Option") from the Burts, which option may be exercised by VirginiaCo at any time prior to 2045. Upon exercise of the Burt Option, VirginiaCo shall have the right to remove and sever all such Reserved Minerals from the Burt Lands. In the event such Reserved Minerals are extracted from the Burt Lands by VirginiaCo, VirginiaCo shall pay to the Burts a royalty of 3% for sales of Reserved Minerals at a realized price per pound of less than $30, 4% for sales of Reserved Minerals at a realized price per pound at or greater than $30, but less than $100, and 5% for sales of Reserved Minerals at a realized price per pound at or greater than $100. If the Company ceases mining operations in Pittsylvania County, Virginia, or elects to sell the Burt Lands, the Burt family shall have the right to repurchase the Burt Lands for the then fair market value.

Pursuant to an agreement dated July 25, 2007 (the "Exchange Agreement") between Southside and the Burts, it was agreed that the Burts would convey the Burt Lands to Southside in exchange for certain tracts of land in Henry County, Virginia (the "Cromer Property"), in place of the cash consideration outlined in the Burt Acquisition Agreement. To effect the Exchange, on July 27, 2007, Southside purchased the Cromer Property for an aggregate purchase price of $3,033,598 and simultaneously conveyed the Cromer Property to the Burts in exchange for the Burt Lands pursuant to the terms of the Exchange Agreement.

The Holmes Property

Pursuant to the terms of two land acquisition agreements (the "Holmes Acquisition Agreements") dated October 1, 2007 between Mollie H. Holmes ("Holmes") and Southside, Southside purchased land non-contiguous to the Coles Hill property (the "Holmes Property"). Pursuant to the Holmes Acquisition Agreements, Holmes retained all mineral rights to the Holmes Property, to be conducted by underground mining (the "Holmes Reserved Minerals"). Holmes also retained an option to lease the Holmes Property from Southside for a period of five years. Holmes exercised this option by letter agreement dated October 10, 2007.

In addition, Holmes granted Southside an option to lease the Holmes Reserved Minerals for a period of 20 years from the date of exercise of such option (the "Holmes Option"). Southside (or its successors in interest) may exercise the Holmes Option at any time prior to 2045 upon written notice to Holmes. If the Holmes Option is exercised, Southside shall have the right to remove and sever all Holmes Reserved Minerals from the Holmes Property. In the event such Holmes Reserved Minerals are extracted, Southside shall pay to Holmes a royalty of 3% for sales of Holmes Reserved Minerals at a realized price per pound of less than $30, 4% for sales of Holmes Reserved Minerals at a realized price per pound at or greater than $30, but less than $100, and 5% for sales of Holmes Reserved Minerals at a realized price per pound at or greater than $100.

Moreover, if Southside ceases mining operations in Pittsylvania County, Virginia, or elects to sell the Holmes Property, the Holmes family shall have the right to repurchase the Holmes Property for the then fair market value determined based on the property being used for agricultural purposes.  The Holmes family was provided this notice in 2020, and did not exercise the right.  As a result, the right has now expired.

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VIRGINIA ENERGY RESOURCES INC. Notes to the Unaudited Consolidated Financial Statements For the years ended December 31, 2022, 2021 and 2020 (expressed in US dollars)

5. EXPLORATION AND EVALUATION ASSETS (continued)

The Holmes Property (continued)

The Holmes Property was made available for sale during the year ended December 31, 2020 and was valued based on the property's tax-assessment.  The proceeds of this sale were to be applied against legal fees outstanding, pursuant to the agreement with the law firm pursuing the lawsuit against the Commonwealth of Virginia to overturn its moratorium on uranium mining in Virginia.  During the year ended December 31, 2021, the Company was successful in raising capital, which was used to pay the outstanding legal fees.  As a result, the Company no longer needed to sell the Holmes Property to pay for legal fees owed.  The property was removed from being available for sale, and was returned to the Exploration and Evaluation Assets category on the Consolidated Statement of Financial Position.

Option to Purchase the Crider Lands

Pursuant to an option agreement (the "Crider Option Agreement") dated May 29, 2007, between Roy Crider and Connie Crider (the "Criders") and VirginiaCo, the Criders have granted to VirginiaCo an option to purchase land, which covers part of the surface rights of the South Coles Hill Deposit (the "Crider Lands") for $1,000,000 (the "Option Price") exercisable for a period of 30 years commencing May 29, 2007. On each anniversary date of the Crider Option Agreement on which the option has not been exercised, the Option Price shall increase by $100,000. At such time as VirginiaCo has exhausted all of the Reserved Minerals, or, if earlier, has permanently ceased all activities relating to the exploration, development or mining of the Reserved Minerals, the Criders shall have the right to repurchase the Crider Lands for a nominal amount.

The Jackson Property

Pursuant to a contract for the purchase and sale of property dated February 4, 2011, Southside purchased a parcel of land in Pittsylvania County (the "Jackson Property"). As consideration for the Jackson Property, Southside paid an aggregate sum of $806,206 on closing.

The Marline Property

Pursuant to the terms of a Purchaser's Acknowledgement and Contract of Sale dated July 14, 2007, Walter Coles, Sr., the Chairman and a director of the Company, purchased land located in Pittsylvania County, Virginia (the "Marline Property"), for a purchase price of $36,217, subject to all easements, conditions and restrictions of record as are applicable to such land. On August 7, 2007, Walter Coles, Sr. irrevocably and unconditionally assigned to Southside all his right, title and interest to acquire the Marline Property, including all rights in and to any minerals on the Marline Property for total consideration of $10.

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VIRGINIA ENERGY RESOURCES INC. Notes to the Unaudited Consolidated Financial Statements For the years ended December 31, 2022, 2021 and 2020 (expressed in US dollars)

5. EXPLORATION AND EVALUATION ASSETS (continued)

The Martin Property

Pursuant to a contract (the "Martin Contract") for the purchase and sale of property dated October 24, 2007 between Southside and Barbara B. Martin ("Martin"), Southside purchased land contiguous to the Coles Hill property (the "Martin Property"). Pursuant to the Martin Contract, Martin has retained all mineral rights to the Martin Property, to be conducted by underground mining (the "Martin Reserved Minerals"). As consideration for the Martin Property, Southside paid an aggregate sum of $501,273 on closing.

Martin has granted to Southside an option to lease the Martin Reserved Minerals (the "Martin Option"). Southside (or its successors in interest) may exercise such option at any time prior to 2045 upon written notice to Martin. If the Martin Option is exercised, Southside shall have the right to remove and sever all Martin Reserved Minerals from the Martin Property. In the event such Martin Reserved Minerals are extracted, Southside shall pay to Martin a royalty of 3% for sales of Martin Reserved Minerals at a realized price per pound of less than $30, 4% for sales of Martin Reserved Minerals at a realized price per pound at or greater than $30, but less than $100, and 5% for sales of Martin Reserved Minerals at a realized price per pound at or greater than $100. Moreover, if Southside ceases mining operations in Pittsylvania County, Virginia, or elects to sell the Martin Property, Martin shall have the right to repurchase the Martin Property for the then fair market value determined based on the property being used for agricultural purposes.

The Timberland Property

Pursuant to a contract for the purchase and sale of property dated October 12, 2007 between Southside and the Illinois Municipal Retirement Fund ("IMRF"), Southside purchased land located in the Banister District of Pittsylvania County (the "Timberland Property"). As consideration for the Timberland Property, Southside paid an aggregate sum of $1,406,202 on closing, which occurred October 31, 2007. On closing, IMRF conveyed to Southside good and marketable fee simple title to the Timberland Property by special warranty deed, free and clear of all liens, encumbrances and deeds, subject to certain permitted encumbrances.

6. CAPITAL STOCK

Authorized

Unlimited number of common shares without par value.

Issued and outstanding

As of December 31, 2022 there were 69,745,614 (2021 - 63,905,614) common shares issued and outstanding.

During the year ended December 31, 2022, the Company issued 2,000,000 common shares in a private placement at CAD$0.50 per common share. Gross proceeds were $735,677. In addition, stock options were exercised to purchase 3,840,000 common shares for gross proceeds to the company of $429,543 in 2022.

During the year ended December 31, 2021, the Company issued 6,500,000 common shares in a private placement at CAD$0.20 per common share. Gross proceeds were $1,033,959 and share issuance costs paid totaled $14,448. In addition, stock options were exercised to purchase 175,000 common shares for gross proceeds to the company of $17, 911 in 2021.  There were no share issuances during the year ended December 31, 2020.

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VIRGINIA ENERGY RESOURCES INC. Notes to the Unaudited Consolidated Financial Statements For the years ended December 31, 2022, 2021 and 2020 (expressed in US dollars)

6. CAPITAL STOCK (continued)

Stock options

The Company has a rolling stock option plan (the "Plan") allowing for the reservation of common shares issuable under the Plan to maximum 10% of the number of the issued and outstanding common shares of the Company at any given time. The options granted to any one person in a total in any twelve-month period shall not exceed 5% of the issued and outstanding shares of the Company. The options granted to any one consultant to the Company as a total in any twelve-month period shall not exceed 2% of the issued and outstanding shares of the Company. Options granted to all employees, consultants and their associates engaged in investor relations activities for the Company in aggregate in any twelve-month period shall not exceed 2% of the issued and outstanding shares of the Company. The term of stock options granted under the Plan may not exceed five years and the exercise price may not be less than the closing price of the Company's shares on the last business day immediately preceding the date of grant, less any permitted discount.

When the Company issues stock options, it records stock based compensation expense in the periods over which the options vest. The expense is estimated based on a series of assumptions. The expected volatility is based on management's best estimate of forward-looking volatility, using historical volatility of the Company's common shares as a guide. The risk-free interest rate is based on yield curves on Canadian government zero coupon bonds with a remaining term equal to the expected life of the stock options. The Company uses historic data to estimate option exercise, forfeiture and employee termination within the valuation model. The Company has not paid and does not anticipate paying dividends on its common shares. Based on their best estimate, management applied an estimated forfeiture rate of 0%.

1,850,000 incentive stock options were issued on May 25, 2020 and are exercisable at CAD$0.09 until May 25, 2025. The Black Scholes option pricing model was used to value the incentive stock options with the following inputs: an expected life of 5.0 years, an annualized volatility of 95%, dividend payment and forfeiture rates of zero, the fair value of the share at the grant date of CAD$0.09, and a risk-free interest rate of 0.31%.

Stock option transactions are summarized as follows:

	Stock Options
	Number of Options	Weighted Average Exercise Price (CAD$)	Weighted Average Remaining Life (years)
Outstanding, December 31, 2019	3,940,000	0.15	1.30
Granted, May 25, 2020	1,850,000	0.09
Outstanding, December 31, 2020	5,790,000	0.13	2.52
Exercised, April 2021	(175,000)	0.12
Outstanding, December 31, 2021	5,615,000	0.13	1.51
Exercised, August and November 2022	(3,840,000)	0.15
Outstanding, December 31, 2022	1,775,000	0.09	2.40
Number exercisable	1,775,000	0.09

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VIRGINIA ENERGY RESOURCES INC. Notes to the Unaudited Consolidated Financial Statements For the years ended December 31, 2022, 2021 and 2020 (expressed in US dollars)

6. CAPITAL STOCK (continued)

Stock options (continued)

As at December 31, 2022, 2021, and 2020, the Company had the following outstanding stock options:

December 31, 2020 Number of options	December 31, 2021 Number of options	December 31, 2022 Number of options	Exercise Price (CAD$)	Date of Expiry

3,940,000	3,840,000	-	$ 0.15	Aug 21, 2022
1,850,000	1,775,000	1,775,000	$ 0.09	May 25, 2025
5,790,000	5,615,000	1,775,000

During the year ended December 31, 2021, 175,000 stock options were exercised with a common share price on the date of exercise of CAD $0.30 (2020 - $nil).  During the year ended December 31, 2022, 3,500,000 stock options were exercised with a common share price on the date of exercise of CAD $0.30, and 340,000 stock options were exercised with a common share price on the date of exercise of CAD $0.35.

During the year ended December 31, 2022, the Company issued its first RSUs. Subject to regulatory and shareholder approval, the Company granted 500,000 RSUs on August 8, 2022, vesting on August 8, 2024, or on change of control of the Company.  These RSUs were still outstanding at December 31, 2022.  At December 31, 2020 and 2021, there were no RSUs outstanding.

7. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Financial instruments include cash, accounts payable and accrued liabilities and loans payable. The Company has exposure to the following risks associated with its financial instruments:

Other price risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market prices, other than those arising from interest rate risk. The Company is not exposed to other price risk.

Liquidity risk and fair value hierarchy

Liquidity risk is the risk that the Company will not be able to meets its financial obligations as they are due.  The Company manages its liquidity risk by managing cash expenditures, and by preparing and monitoring forecasts of cash expenditures to ensure that it will have sufficient liquidity to meet liabilities when due. As at December 31, 2022, the Company had a cash balance of $534,000 (2021 - $303,388) to settle current liabilities of $222,173 (2021 - $27,543).

The carrying values for financial instruments, including cash and accounts payable and accrued liabilities approximate fair values due to their short-term maturities. The Company's accounts payable and accrued liabilities generally have maturities of less than 90 days, while loans payable have maturities of greater than one year.

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VIRGINIA ENERGY RESOURCES INC. Notes to the Unaudited Consolidated Financial Statements For the years ended December 31, 2022, 2021 and 2020 (expressed in US dollars)

7. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

Currency risk

The Company is exposed to foreign currency risk, as it operates in the United States and Canada and certain expenditures are denominated in non-US dollar currencies. Canadian dollar denominated balances generated foreign exchange gains and losses that are reported on the consolidated statement of loss and comprehensive loss. A strengthening of 10% in the US dollar against the Canadian dollar would have decreased the Company's net loss and comprehensive loss by $10,034  (2021 - increase of $16,315) due to the impact of the exchange rate fluctuation on Canadian dollar denominated financial instruments.

The balances listed below are the Canadian dollar denominated balances of their reported US dollar equivalent.

Canadian dollar amounts	December 31, 2022	December 31, 2021
Cash	$125,902	$217,291
Commodity taxes receivable	11,154	312
Accounts payable and accrued liabilities	(272,921)	(11,125)
	$(135,865)	$206,478

Interest rate risk

Interest rate risk is the risk that future cash flows will fluctuate as a result of changes in market interest rates. Interest earned on cash is at nominal interest rates, and therefore the Company does not consider interest rate risk to be significant.

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The Company has no significant concentration of credit risk arising from operations. Cash is held with major financial institutions. The maximum exposure to credit risk is limited to amounts shown on the consolidated statement of financial position.

Other risks

COVID-19 has severely impacted economies around the globe. In many countries, including Canada, businesses have been forced to cease or limit operations. Measures taken to contain the spread of the virus have triggered significant disruptions to businesses worldwide, resulting in significant unemployment and an economic slowdown. Global stock markets have also experienced great volatility and a significant weakening of certain sectors. Governments and central banks have responded with monetary and fiscal interventions designed to stabilize economic conditions. To date, the Company's operations have not been significantly negatively affected by these events.

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VIRGINIA ENERGY RESOURCES INC. Notes to the Unaudited Consolidated Financial Statements For the years ended December 31, 2022, 2021 and 2020 (expressed in US dollars)

8. CAPITAL MANAGEMENT

The Company's objective when managing capital is to safeguard the Company's ability to continue as a going concern in order to pursue the exploration and development programs on its mineral properties, by defending its legal right to explore and mine these properties, while minimizing any increases in equity dilution to shareholders. The Company manages its capital structure, consisting of shareholders' equity of $4,577,836 (2021 - $4,032,818) and makes adjustments to it, based on funds available to the Company, in order to support the exploration and development of its mineral properties. The Company relies primarily on the issuance of common shares for its capital requirements. All of the Company's cash is available for payment of accounts payable and accrued liabilities, as well as for conducting further exploration and development programs and administrative operations.  The Company has not changed its approach to capital management during the years ended December 31, 2022, 2021 and 2020 and is not subject to any external capital restrictions.

9. RELATED PARTY TRANSACTIONS

Related party transactions are in the normal course of business and measured at fair value.

The key management personnel of the Company are the directors and officers of the Company. Compensation awarded to officers and directors for the years ended December 31, 2022, 2021 and 2020 are as follows:

Salaries and consulting fees paid to:		2022		2021	2020

Officers		$49,929		$18,000	$16,400
Stock based compensation (Note 6)		29,813		Nil	80,422
Directors (for administration and legal) services)	$	Nil	$	Nil	$2,812

Included in accounts payable and accrued liabilities is $33,030 (2021 - $7,500) due to related parties for services performed during the year. Interest is not charged on outstanding balances and there are no specified terms of repayment.

10. INCOME TAXES

Reconciliation of effective tax rate

The provision for income tax differs from the amount that would have resulted by applying the combined Canadian federal and British Columbia statutory income tax rates of 27% (2020 - 27%  and 2019 - 27%).

	2022	2021	2020
Loss before income taxes	$(650,015)	$(280,353)	$(469,999)
Statutory rates	27.00%	27.00%	27.00%
Income tax recovery at statutory rates	(175,504)	(75,696)	(126,900)
Expenses not tax deductible	-	-	22,956
Foreign exchange on tax assets and liabilities	-	(2,675)	(32,028)
Under(over) provided in prior years	-	2,432	(287,894)
Unused tax losses and tax offsets not recognized	40,394	70,793	424,328
Origination and reversal of temporary differences	135,110	5,146	(462)
Income tax recovery	$-	$-	$-

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VIRGINIA ENERGY RESOURCES INC. Notes to the Unaudited Consolidated Financial Statements For the years ended December 31, 2022, 2021 and 2020 (expressed in US dollars)

10. INCOME TAXES (continued)

Unrecognized deferred tax assets

Deferred income tax assets have not been recognized in respect of the following items:

	2022	2021	2020
Non-capital loss carry forwards	$23,357,283	$23,207,270	$22,934,770
Capital loss carry forwards	2,932,340	2,950,382	2,920,444
Net deferred income tax assets	$26,289,623	$26,157,652	$25,855,214

The tax effected items that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities at December 31, 2022, 2021 and 2020 are presented below:

	2022	2021	2020
Deferred income tax asset:
Non-capital losses	$7,454,857	$7,279,376	$7,205,803
Valuation provision	(6,306,466)	(6,265,962)	(6,192,403)
Total deferred income tax asset	$1,148,391	$1,013,414	$1,013,400

Deferred income tax liabilities:
Exploration and evaluation assets	$(1,148,391)	$(1,013,414)	$(1,013,400)
Total deferred income tax liabilities	$(1,148,391)	$(1,013,414)	$(1,013,400)
Net deferred income tax assets	$-	$-	$-

Non-capital loss carry forward

As at December 31, 2022, the Company had the following unrecognized income tax attributes to carry forward:

	Amounts	Available to
Canada	$1,391,997	2034 - 2042
United States	21,965,286	2027 - 2041
	$23,357,283

Deferred tax assets have not been recognized in respect of these items because it does not appear probable that future taxable profit will be available against which the Company can realize benefits of the tax benefits.

11. SEGMENTED DISCLOSURE

The Company currently operates in one industry segment, being mineral exploration, with all long-term assets in one geographical area, being the United States. Timber sales and other income is derived from the United States.

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VIRGINIA ENERGY RESOURCES INC. Notes to the Unaudited Consolidated Financial Statements For the years ended December 31, 2022, 2021 and 2020 (expressed in US dollars)

12. RECONCILIATION TO US GAAP

The Company's unaudited consolidated financial statements are prepared in accordance with IFRS, which differ from those generally accepted in the United States ("US GAAP"). The significant differences, as they apply to the Company, and their effect on net income and equity are shown and summarized as follows:

	Note	For the years ended December 31,
		2022 ($)	2021 ($)	2020 ($)

Net loss per IFRS		(650,015)	(280,353)	(469,999)

Adjustments to match US GAAP
Foreign exchange loss	*	(18,394)	5,320	1,811
Net loss per US GAAP		(668,409)	(275,033)	(468,188)

Shareholder's equity per IFRS		4,577,836	4,032,818	3,275,749

Adjustments to match US GAAP
Accumulated Other
Comprehensive Income	*	(119,912)	(138,308)	(131,968)
Accumulated Deficit	*	119,912	138,308	131,968
Shareholder's equity per US GAAP		4,577,836	4,032,818	3,275,749

* Under US GAAP, the parent company's functional currency is Cdn dollars, accordingly gains or losses from the translation of an entity's balances are recorded in other comprehensive income (a separate component of stockholder's equity).  Under IFRS, the parent company's functional currency is USD dollars, accordingly these gains or losses are recorded in earnings or loss.

13. SUBSEQUENT EVENT

The Company's shareholders have received an offer to purchase their shares in exchange for consideration of 0.26 of one common share of Consolidated Uranium Inc. per Company share.  Shareholders will vote on the transaction at a Special General Meeting of shareholders scheduled for January 19, 2023.  If the vote passes, the Company will become a subsidiary of Consolidated Uranium Inc.

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